                                                                   Exhibit 10.13

                           SECOND AMENDMENT TO LEASE
                           -------------------------

     THIS SECOND AMENDMENT TO LEASE ("Amendment") is made and entered into as of the 20th day of September, 2000, by and between WXI/SAN REALTY, L.L.C., a Delaware limited liability company ("Landlord"), and PLUMTREE SOFTWARE, INC., a California corporation ("Tenant").


                                   RECITALS:
                                   --------


     A. BPG Sansome, L.L.C., a Delaware limited liability company, as predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease dated as of April 7, 1999 (the "Lease"), whereby Tenant leased certain office space in the building located at 500 Sansome Street, San Francisco, California. The Original Lease was subsequently amended by that certain First Amendment to Lease dated as of May 31, 2000 by and between Landlord and Tenant. The Original Lease, as amended by the First Amendment, is referred to herein as the "Lease."

     B. By this Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  AGREEMENT:
                                  ---------


     1. The Existing Premises. Landlord currently leases to Tenant that certain
        ---------------------
office space in the Building containing 19,202 rentable square feet consisting of Suites M-4, 100 and 101. Pursuant to the First Amendment, the Premises leased by Tenant shall be increased by an additional 13,189 rentable square feet on the dates listed in Section 2 below, which additional space is comprised of Suites 102, M-100 and 310 (the "Existing Premises").

     2. Confirmation/Amendment of Expansion Commencement Dates. The anticipated
        ------------------------------------------------------
"Expansion Commencement Date" as that term is defined in Section 2 of the First Amendment is hereby amended to be October 1, 2000 as to Suite M-100 and 102; provided, however, that the "Outside Date" (as defined in Section 2 of the First Amendment) with respect to Suites M-100 and 102 shall remain February 1, 2001. The anticipated Expansion Commencement Date as to Suite 310 shall remain November 1, 2000, as set forth in the First Amendment.

     3. Expansion of the Existing Premises. That certain space known as Suite
        ----------------------------------
200 and located on the second (2/nd/) floor of the Building outlined on the floor plan attached hereto as Exhibit "A" and made a part hereof, is referred to herein as the "Second Expansion Space." Landlord and Tenant stipulate that the Second Expansion Space contains 8,639 rentable square feet. The rentable square footage of the Second Expansion Space was calculated by Landlord's space planner pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSITBOMA Z65.1 - 1996. Effective as of the date Landlord delivers the Second Expansion Space to Tenant ("Second Expansion Commencement Date"), Tenant shall lease the Second Expansion Space. Landlord shall deliver the Second Expansion Space to Tenant in broom clean condition. Effective upon the Second Expansion Commencement Date, the Existing Premises shall be increased to include the Second Expansion Space. Landlord will deliver the Second Expansion Space to Tenant the day after the date of full execution of this Second Amendment. Such addition of the Second Expansion Space to the Existing Premises shall, effective as of the Second Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 27,841 rentable square feet (subject to increase to add 13,189 rentable square feet consisting of Suites M-100, 102 and 310, as further set forth in the First Amendment). After the last Expansion Commencement Date, Tenant will lease a total of 41,030 rentable square feet in the Building. Effective as of the Second Expansion Commencement Date, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Second Expansion Space. Section 10 of the First Amendment is hereby deleted in its entirety.

     4. Term and Monthly Base Rent for the Expansion Space. The Term for
        --------------------------------------------------
Tenant's lease of the Second Expansion Space ("Expansion Space Term") shall commence on the Second Expansion Commencement Date and shall expire co-terminously with Tenant's lease of the Existing Premises on October 31, 2006. The option to extend granted to Tenant pursuant to Section 9 of the First Amendment shall apply to the Second Expansion Space, provided Tenant must exercise its option to extend as to all space leased by Tenant and cannot exercise such option only as to a portion of such space. During the Expansion Space Term, Tenant shall pay monthly Base Rent for the Second Expansion Space as follows:

               Period of                                  Annual Base Rent Per
         Expansion Space Term      Monthly Base Rent      Rentable Square Foot
         --------------------      -----------------      --------------------

           Second Expansion            $47,514.50                $66.00
     Commencement Date--10/31/01

           11/1/01--10/31/02           $48,954.33                $68.00

           11/1/02--10/31/03           $50,394.17                $70.00

           11/1/03--10/31/04           $51,834.00                $72.00

           11/1/04--10/31/05           $53,273.83                $74.00

           11/1/05--10/31/06           $54,713.67                $76.00

     5. Rental Abatement. Notwithstanding anything to the contrary contained in
        ----------------
Section 4 above, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Amendment, Landlord hereby agrees to abate Tenant's obligation to pay Monthly Base Rent for the Second Expansion Space for the first thirty (30) days of the Expansion Space Term. The purpose of the abatement period is to compensate Tenant for the expected time required for the Contractor to perform the Improvements in the Second Expansion Space. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Section 17.2 of the Original Lease, then as a part of the recovery set forth in Section 17.2 of the Original Lease, Landlord shall be entitled to the recovery of the Monthly Base Rent that was abated under the provisions of this Section 5.

     6. Lessee's Percentage Share. During the Expansion Space Term, Lessee's
        -------------------------
Percentage Share of any increase in Basic Costs for the Second Expansion Space only shall be 5.86%. Effective as of the last Expansion Commencement Date, Lessee's Percentage Share of any increase in Basic Costs for the entire Premises shall be 27.82%.

     7. Tenant Improvements. The Tenant Work Letter attached to the First
        -------------------
Amendment is hereby deleted and replaced with the Tenant Work Letter attached hereto as Exhibit "B" and made a part hereof, which Tenant Work Letter shall govern the construction of the Expansion Space added by the First Amendment, as well as the Second Expansion Space added by this Amendment.

     8. Letter of Credit. Concurrently with Tenant's execution and delivery of
        ----------------
this Amendment, Tenant shall elect to either (i) increase the Stated Amount of its existing Letter of Credit or (ii) cause a new Letter of Credit to be issued, which new Letter of Credit shall be subject to all the terms and conditions applicable to Tenant's existing Letter of Credit, as set forth in Section 7 of the First Amendment. The increased amount of the Letter of Credit (or Stated Amount in the case of a new Letter of Credit) shall be Five Hundred Thirty-Three Thousand Four Hundred Fifty-Eight and 25/100 Dollars ($533,458.25) ("Increased Amount"). The Increased Amount shall burn off on the same dates, at the same rate, and subject to the same restrictions, as the Stated Amount of the existing Letter of Credit. In the event Tenant satisfies the conditions set forth in the last paragraph of Section 7 of the First Amendment, the Increased

Amount may be decreased to Fifty-Four Thousand Seven Hundred Thirteen and 67/100 Dollars ($54,713.67).

     9. Notice of Lease Term Dates. Landlord may deliver to Tenant a
        --------------------------
commencement letter confirming the Second Expansion Commencement Date. Tenant agrees to execute and return to Landlord said commencement letter within five
(5) days after Tenant's receipt thereof.

     10. Brokers. Each party represents and warrants to the other that no
         -------
broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment, other than Cushman & Wakefield and The CAC Group (collectively, the "Brokers"). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity (other than the Brokers) who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment. The Brokers shall be compensated by Landlord pursuant to a separate agreement.

     11. Defaults. Tenant hereby represents and warrants to Landlord that, as of
         --------
the date of this Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

     12. Signing Authority. Each person executing this Amendment on behalf of
         -----------------
Landlord and Tenant represents that such individual is authorized to do so.

     13. No Further Modification. Except as set forth in this Amendment, all of
         -----------------------
the terms and provisions of the Lease shall apply with respect to the Second Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

                                       "Landlord":

                                       WXI/SAN REALTY, L.L.C.,
                                       a Delaware limited liability company

                                       By:  MRC Properties VI, L.L.C.,
                                            a Delaware limited liability company

                                            By: /s/ Ronald Mack
                                               ----------------------------
                                               Name: Ronald Mack
                                                    -----------------------
                                               Title: VICE PRESIDENT
                                                     ----------------------

                                       "Tenant":

                                       PLUMTREE SOFTWARE, INC.
                                       a California corporation

                                       *By: /s/ John Kunze
                                           --------------------------------
                                           Name: John Kunze
                                                ---------------------------
                                           Title: CEO
                                                 --------------------------

                                       *By: /s/ Eric Borrmann
                                           --------------------------------
                                           Name: Eric Borrmann
                                                ---------------------------
                                           Title: CFO
                                                 --------------------------




----------
*    NOTE:
     ----
If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:
(A) This Amendment must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the
                                                                         ---
     other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two
     (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.
(B) If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in the form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Amendment.
If Tenant is a corporation incorporated in a state other than California, then
     Tenant shall deliver to Landlord a certified copy of a corporate resolution in the form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Amendment.

                                  EXHIBIT "A"
                                  ----------

                       OUTLINE OF SECOND EXPANSION SPACE
                       ---------------------------------


                        [GRAPHICAL INFORMATION OMITTED]




                                  EXHIBIT "A"
                                      -1-

                                   EXHIBIT "B"
                                   -----------

                               TENANT WORK LETTER
                               ------------------

     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Space added by the First Amendment and the Second Expansion Space added by this Amendment (collectively referred to herein as the "Total Expansion Space"). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Total Expansion Space, in sequence, as such issues will arise during the actual construction of the Total Expansion Space. All references in this Tenant Work Letter to Articles or Sections of "the Lease" shall mean the relevant portions of the Lease, as amended by the Amendment to which this Tenant Work Letter is attached, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of this Tenant Work Letter.

                                    SECTION 1

          LANDLORD'S INITIAL CONSTRUCTION IN THE TOTAL EXPANSION SPACE
          ------------------------------------------------------------

     Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Total Expansion Space and (ii) of the floors of the Building on which the Total Expansion Space is located (collectively, the "Base, Shell and Core"). In addition, leasehold improvements to the Total Expansion Space may have been constructed for a previous tenant. Except as set forth in this Section 1 below, Tenant acknowledges that the Base, Shell and Core and any such leasehold improvements shall be provided in their existing "as is" condition. Any renovations to the existing leasehold improvements shall be designed and constructed pursuant to this Tenant Work Letter, and the cost of designing and constructing such renovations shall be Construction Costs. Notwithstanding the foregoing, as to the Second Expansion Space only, Landlord shall, at Landlord's sole cost and expense, be responsible for making any improvements, repairs or upgrades to the common areas of the second floor of the Building, the common areas of the Building itself and/or the Base, Shell and Core applicable thereto to the extent the appropriate governmental entities require that changes be made in such areas of the Building to comply with applicable legal requirements (including, but not limited to, the ADA), which requirements are triggered by the Improvements to be constructed in the Second Expansion Space (collectively, the "Landlord's Compliance Work"). Tenant will be responsible for any improvements, repairs or upgrades required to comply with the applicable legal requirements within the Second Expansion Space itself (including the Base, Shell and Core applicable thereto), which requirements are triggered by the Improvements. Landlord shall use commercially reasonable efforts to perform Landlord's Compliance Work in a timely manner and so as to minimize interference with the construction of the Improvements and with Tenant's use of the Second Expansion Space, and Tenant shall not be entitled to any abatement of rent in connection with the completion of Landlord's Compliance Work. Regardless of anything to the contrary contained in this Tenant Work Letter, Landlord may disapprove the Final Space Plan or Final Working Drawings on the basis that due to the Improvements contemplated by such plans, the total cost of Landlord's Compliance Work would be in excess of One Hundred Thousand Dollars ($100,000.00). In the event Landlord disapproves of the Final Space Plan or the Final Working Drawings based upon the cost of Landlord's Compliance Work, Tenant may elect to do any one of the following: (i) pay the cost of Landlord's Compliance Work in excess of the cap set forth above, in which case Landlord shall approve the Final Space Plan or Final Working Drawings, as applicable,
(ii) revise the Final Space Plan and/or Final Working Drawings as required to reduce the cost of Landlord's Compliance Work below the cap set forth above, in which case Tenant shall be entitled to an abatement of rent as to the Second Expansion Space only, during the time period reasonably required to so revise the Final Space Plan and/or Final Working Drawings, or (iii) provide Landlord with a notice of Tenant's election to terminate the Lease as to the Second Expansion Space only, which notice shall be in writing and delivered to Landlord within five (5) business days after Landlord's disapproval of the Final Space Plan or Final Working Drawings, as applicable, and which termination shall be effective as of the date which is thirty (30) days after the date of delivery of such notice. Nothing contained in this Section 1 shall obligate Landlord to perform any improvements, upgrades or repairs to the common areas of the Building or to any other portion of the Building (including the Base, Shell and Core) which are triggered by Improvements to be constructed in any portion of the Premises leased by Tenant other than the Second Expansion Space, and Tenant shall remain responsible for any improvements,

                                   EXHIBIT "B"
upgrades or repairs required in such areas if required by the appropriate governmental authorities to comply with applicable legal requirements (including, but not limited to, the ADA).

                                    SECTION 2

                                  IMPROVEMENTS
                                  ------------

     2.1 Improvement Allowance. Tenant shall be entitled to a one-time tenant
         ---------------------
improvement allowance (the "Improvement Allowance") in the amount of $194,895.00 (based upon $5.00 per rentable square foot of the Second Expansion Space, $15.00 per rentable square foot of Suites M-100, 101 and 102, and $5.00 per rentable square foot of Suite 310) for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Total Expansion Space and/or the cost of items which Tenant is required to perform in order to comply with legal requirements triggered by Tenant's improvements, other than costs associated with Landlord's Compliance Work (the "Improvements"). Tenant may use the Improvement Allowance in any space leased by Tenant in the Building, and shall not be limited solely to constructing Improvements within the Total Expansion Space. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. The Improvement Allowance may be used by Tenant at any time prior to the date which is six (6) months after the last Expansion Commencement Date. All Improvements for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance.

     Notwithstanding anything to the contrary in the Lease or this Work Letter, the Improvements for Suites 101, 102 and M-100 shall provide for an open mezzanine to the first floor that is substantially similar to and consistent with the mezzanine in the original Premises, and the Construction Costs shall include the cost of any changes to the Base, Shell and Core that are necessary in order to accommodate such mezzanine ("Necessary Mezzanine Changes"); however, the foregoing shall not require Tenant to construct any particular number of offices on the mezzanine.

     2.2 Disbursement of the Improvement Allowance. Except as otherwise set
         -----------------------------------------
forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process), only for the following items and costs (collectively, the "Construction Costs"):

         2.2.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

         2.2.2 The payment of plan check, permit and license fees relating to construction of the Improvements;

         2.2.3 The cost of construction of the Improvements;

         2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) and are due to Tenant's particular use (i.e., to the extent Tenant's use of the Premises is different from usual and customary office use) or are otherwise required by law as a result of the construction of the Improvements (other than costs associated with Landlord's Compliance Work), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

         2.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, "Code");

         2.2.6 Sales and use taxes;

         2.2.7 "Landlord's Supervision Fee," as that term is defined in Section
4.3.2 of this Tenant Work Letter; and

                                   EXHIBIT "B"

         2.2.8 All other reasonable costs to be expended by Landlord or Tenant in connection with the construction of the Improvements.

     2.3 Standard Improvement Package. The Improvements to be constructed in
         ----------------------------
accordance with this Tenant Work Letter will be constructed using materials and finishes which are comparable to the materials and finishes customarily used in first-class office buildings in the San Francisco area. Tenant shall utilize materials and finishes which are not of lesser quality than the materials and finished found in comparable buildings in the vicinity of the Building.

                                    SECTION 3

                              CONSTRUCTION DRAWINGS
                              ---------------------

     3.1 Selection of Architect/Construction Drawings. Landlord shall retain
         --------------------------------------------
Huntsman Architecture Group (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Landlord shall also retain Landlord's designated engineering consultants (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work with respect to the Improvements. Landlord shall ensure that the Engineers charge rates which are comparable to the rates charged by similarly qualified engineers performing similar work in comparable buildings in the vicinity of the Building. The plans and drawings to be prepared by the Architect and the Engineers hereunder with respect to the Improvements shall be known collectively as the "Construction Drawings." Notwithstanding that Landlord has retained the Architect and Engineers to prepare the Construction Drawings, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

     3.2 Final Space Plan. Tenant and the Architect shall prepare the final
         ----------------
space plan for Improvements in the Total Expansion Space (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and Tenant shall "sign-off" on such Final Space Plan to evidence its approval of the Final Space Plan. The Final Space Plan will be prepared and signed by Tenant on or before November 1, 2000, and any delay in completing the Final Space Plan beyond such date shall be a Tenant Delay pursuant to Section 5 below. After Tenant approves the Final Space Plan, Tenant shall deliver the Final Space Plan to Landlord for Landlord's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Landlord to Tenant no later than five (5) days after Landlord's receipt of such Final Space Plan. If Landlord reasonably disapproves of any portion of the Final Space Plan, the parties shall meet, within five (5) days after Landlord's disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord. The Architect shall then revise the Final Space Plan to the form agreed upon in such meeting and Landlord shall then approve or reasonably disapprove the revised Final Space Plan no later than twO (2) days after Landlord's receipt of such revised Final Space Plan. If Landlord shall again reasonably disapprove the revised Final Space Plan, the parties will revise and review the Final Space Plan again in accordance with the procedure set forth above until Landlord's reasonable approval is obtained.

     3.3 Final Working Drawings. Landlord, the Architect and the Engineers shall
         ----------------------
complete the architectural and engineering drawings for the Improvements, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Tenant for Tenant's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Tenant to Landlord no later than five (5) days after Tenant's receipt of such Final Working Drawings. If Tenant reasonably disapproves of any portion of the Final Working Drawings, the parties shall meet, within five (5) days after Tenant's disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Tenant. The Architect shall then revise the Final Working Drawings to the form agreed upon in such meeting. Tenant shall then approve the revised Final Working Drawings no later than two (2) days after Tenant's receipt of such revised Final Working Drawings. If Tenant shall again reasonably disapprove the revised Final Working Drawings, the parties will revise and review the Final Working Drawings again in accordance with the procedure set forth above until Tenant's reasonable approval is obtained. The Final Working

                                   EXHIBIT "B"

Drawings, as approved by Tenant, may be referred to herein as the "Approved Working Drawings."

     3.4 Approved Working Drawings. Landlord shall submit the Approved Working
         -------------------------
Drawings to the appropriate governmental entities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Improvements (the "Permits"). If Tenant desires any change, modification or alteration in the Approved Working Drawings, Tenant must first obtain the reasonable prior written consent of Landlord, provided that Landlord may not refuse to consent to such change order solely on the basis that such change order will increase the cost of the Improvements (but Landlord may refuse to consent if such change order would result in the aggregate cost of Landlord's Compliance Work exceeding $75,000.00). Prior to commencing any change requested by Tenant to the Approved Working Drawings, Landlord shall prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") setting forth the additional time required to perform the change and the total cost of such change, which shall include associated architectural, engineering and Contractor's fees. If Tenant fails to approve such Change Order in writing within two (2) business days after such delivery by Landlord, Tenant shall be deemed to have withdrawn the Change Order and Landlord shall not proceed to perform the change.

     3.5 Time Deadlines. Landlord and Tenant shall cooperate with (i) the
         --------------
Architect, the Engineers, and one another to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the "Cost Proposal," as that term is defined in Section 4.2, below, in accordance with the dates set forth herein. Landlord and Tenant shall meet on a weekly basis to discuss their progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Tenant Work Letter are referred to herein as the "Time Deadlines." Landlord and Tenant agree to comply with the Time Deadlines.

                                    SECTION 4

                     CONSTRUCTION OF THE TENANT IMPROVEMENTS
                     ---------------------------------------

     4.1 Contractor. The contractor which shall construct the Improvements shall
         ----------
be a contractor selected pursuant to the following procedure. The Final Working Drawings shall be submitted by Landlord to two (2) general contractors selected by Landlord, provided that Landlord will endeavor to bid to three (3) contractors, depending upon availability of qualified and acceptable contractors capable of performing the work in accordance with Landlord's time schedule. Landlord will give Tenant written notice of the names of the contractors selected by Landlord and Tenant shall have the right to reasonably disapprove any of the contractors by giving Landlord written notice thereof within two (2) days following Tenant's receipt of the names of such contractors, which notice shall specify the reasons for Tenant's disapproval (Tenant's failure to give such disapproval notice to Landlord with such two (2) day period shall constitute Tenant's approval of the contractors). Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Improvements. The contractors will be required to competitively bid all subtrades. Tenant shall be entitled to review the bids received by Landlord. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Landlord shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's construction schedule. The contractor selected may be referred to herein as the "Contractor". Landlord shall cause the Improvements to be constructed in accordance with the Approved Working Drawings and no changes shall be made without Tenant's consent (unless such changes are required by a building inspector or another governmental authority or legal requirement).

     4.2 Cost Proposal. After the Approved Working Drawings are approved by
         -------------
Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all items necessary to construct the Improvements including both hard and soft costs and the Landlord Supervision Fee, including any amounts already disbursed by Landlord or in the process of being disbursed by Landlord (the "Cost Proposal"). Landlord does not guaranty the accuracy of the

                                   EXHIBIT "B"

Cost Proposal. Tenant shall either (i) approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, or (ii) notify Landlord within five (5) business days after Tenant's receipt of the Cost Proposal that Tenant desires to revise the Approved Working Drawings to reduce the amount of the Cost Proposal, in which case such changes shall be made to the Approved Working Drawings only in accordance with Section 3.4 above and the revised Working Drawings shall be provided to the Contractor for repricing whereupon Landlord shall revise the Cost Proposal for Tenant's approval. This procedure shall be repeated until the Cost Proposal is approved by Tenant. The date by which Tenant has approved the Cost Proposal shall be known hereafter as the "Cost Proposal Delivery Date." All costs expended in connection with the construction of the Improvements shall be submitted to Tenant for approval in accordance with this Section 4.2.

     4.3 Construction of Improvements by Landlord's Contractor under the
         ---------------------------------------------------------------
Supervision of Landlord.
-----------------------

         4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant
               ---------------------
shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord after disbursement of the Improvement Allowance. In the event that after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition, upon Landlord's determination of the actual costs incurred by or on behalf of Landlord for the Construction Costs, Tenant shall pay Landlord the amount, if any, by which such actual costs exceed the sum of the Improvement Allowance and the Over-Allowance Amount within fifteen (15) days after being billed therefor, or Landlord may, at its election, require that Tenant deposit with Landlord the full amount of such excess prior to Landlord's delivery of the applicable portion of the Expansion Space or the Second Expansion Space to Tenant. No portion of the Improvement Allowance shall be used to pay Tenant or Tenant's agents, contractors or employees, unless and until Landlord's contractors and any other persons and entities employed by or under contract with Landlord have been paid in full. Any unused portion of the Over-Allowance Amount will be returned to Tenant promptly after completion of the Improvements and the receipt of all invoices.

         4.3.2 Landlord Supervision. Landlord shall independently retain
               --------------------
Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord (or its agent) in an amount equal to the product of (i) five percent (5%) and (ii) the Construction Costs up to $250,000; plus the product of (a) four percent (4%) and (b) any Construction Costs from $250,001 to $500,000; plus the product of (1) three percent (3%) and
(2) any Construction Costs above $500,000.

         4.3.3 Contractor's Warranties and Guaranties. Landlord hereby assigns
               --------------------------------------
to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements (excluding any gross negligence or willful misconduct of Landlord, which Landlord will be liable for so long as such amounts are not covered by insurance maintained by Tenant or required to be maintained by Tenant pursuant to the Lease). Such warranties and guaranties of Contractor shall guarantee that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one
(1) year from the date of completion thereof.

         4.4 Phased Construction/Abatement Period. Tenant shall be entitled to
             ------------------------------------
elect either (a) to have Landlord construct the Improvements in Suites 101, 102 and M-100 after all such Suites are received by Tenant (collectively, the "First Floor Suites"), or (b) to wait until all portions of the Total Expansion Space are received and to have Landlord construct the Improvements (i) in the entire Total Expansion Space simultaneously or (ii) in three (3) phases, one (1) phase being the First Floor Suites, one (1) phase being Suite 310, and the other phase being Suite 200, in order to permit Tenant to conduct business in the portion(s) not under construction (for example, construction may proceed in the First Floor Suites while Tenant conducts business in Suite 200 and/or Suite 310, and once construction in the First Floor Suites is complete, construction in

                                   EXHIBIT "B"

Suite 200 or Suite 310 would commence and Tenant would conduct business in the First Floor Suites). Tenant shall provide written notice to Landlord stating which of the foregoing options Tenant elects, and the proposed dates for commencement of construction of the Improvements in the applicable portions of the Total Expansion Space, which notice may be delivered at any time after Landlord's delivery of the First Floor Suites through the date which is ten (10) days after Landlord's delivery of the last portion of the Total Expansion Space being added pursuant to the First and Second Amendments. After Tenant's delivery of such notice to Landlord, Landlord shall exercise all due diligence to commence and complete construction of the Improvements and Landlord's Compliance Work as soon as practicable. During the construction of Improvements in the First Floor Suites and/or Suite 310, as applicable, Tenant's obligation to pay Base Rent for the applicable portion of the Expansion Space (i.e., First Floor Suites and/or Suite 310, as applicable) shall be abated. The abatement period will commence as of the date physical construction of Improvements (as opposed to space planning and design) begins in any portion of the First Floor Space and/or Suite 310, as applicable, and shall end on the date the First Floor Suites and/or Suite 310, as applicable, are "Substantially Completed" (subject to the provisions of Section 5.2 below) as defined in Section 5.1 below ("Abatement Period"). Notwithstanding the abatement granted to Tenant for the First Floor Suites and Suite 310, and in consideration for the abatement granted to Tenant in Paragraph 4 of this Amendment, there shall be no abatement of rent for Suite 200 during the construction of Improvements in the Second Expansion Space. Depending upon the scope of work to be performed, Landlord may require that Tenant vacate the applicable portion(s) of the Total Expansion Space during the construction of the Improvements in order to facilitate the construction process; provided that Landlord and Tenant will cooperate to minimize interference with Tenant's business operations so long as any compromises or other concessions do not delay the Substantial Completion of the Improvements.

                                    SECTION 5

                         COMPLETION OF THE IMPROVEMENTS;
                         -------------------------------
                           EXPANSION COMMENCEMENT DATE
                           ---------------------------

     5.1 Ready for Occupancy. For purposes of this Amendment, "Substantial
         -------------------
Completion" of the First Floor Suites and/or Suite 310, as applicable, shall occur upon completion of construction of the Improvements in the First Floor Suites and/or Suite 310, as applicable, pursuant to the Approved Working Drawings, with the exception of any punch list items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, together with a sign off by the building inspector or the issuance of a temporary certificate of occupancy (to the extent such items are required given the scope of the Improvements constructed in the First Floor Suites and/or Suite 310, as applicable).

     5.2 Delay of Substantial Completion of the Expansion Space. Except as
         ------------------------------------------------------
provided in this Section 5, the applicable Abatement Period shall expire as set forth in Section 4.4 above. If there shall be a delay or there are delays in the Substantial Completion of the First Floor Suites and/or Suite 310, as reasonably determined by the Architect or in the occurrence of any of the other conditions precedent to the Substantial Completion of the Improvements therein, as a direct, indirect, partial, or total result of any of the following (collectively, "Tenant Delays"):

         5.2.1 Tenant's failure to comply with the Time Deadlines;

         5.2.2 Tenant's failure to timely approve any matter requiring Tenant's approval;

         5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

         5.2.4 Tenant's request for changes in the Approved Working Drawings;

         5.2.5 Tenant's requirement for materials, components, finishes or improvements which are not available in a reasonable time which are different from, or not included in, the Standard Improvement Package;

         5.2.6 Changes to the Base, Shell and Core (excluding changes which are part of Landlord's Compliance Work) required by the Approved Working Drawings to the extent such changes are due to Tenant's particular use of the Total Expansion Space and would not typically

                                   EXHIBIT "B"
be found in general office space, but excluding delays caused by Necessary Mezzanine Changes; or

         5.2.7 Any other acts or omissions of Tenant, or its agents, or employees (provided that as to a Tenant Delay pursuant to this section 5.2.7, Landlord shall provide written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay pursuant to this
Section 5.2.7, and if such action or inaction is not cured within one (1) day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the construction of the Improvements was in fact delayed as a result of such action or inaction);

then, notwithstanding anything to the contrary set forth in this Amendment and regardless of the actual date of the Substantial Completion of the First Floor Suites and/or Suite 310, as applicable, the date of expiration of the Abatement Period shall be deemed to be the date Substantial Completion of the First Floor Suites and/or Suite 310, as applicable, would have occurred if no Tenant Delays, as set forth above, had occurred.

                                    SECTION 6

                                  MISCELLANEOUS
                                  -------------


     6.1 Tenant's Entry Into the Total Expansion Space Prior to Substantial
         ------------------------------------------------------------------
Completion. Provided that Tenant and its agents do not interfere with, or delay,
----------
Contractor's work in the Building and the Expansion Space, Landlord shall allow Tenant access to the portion of the Total Expansion Space under construction during the construction of the Improvements therein and prior to the Substantial Completion of such portion of the Expansion Space for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in such portion of the Total Expansion Space. Prior to Tenant's entry into such portion of the Total Expansion Space as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Total Expansion Space and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.

     6.2 Tenant's Representative. Tenant has designated Mostafa Vahabzadeh as
         -----------------------
its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

     6.3 Landlord's Representative. Landlord has designated Rick Jones of PM
         -------------------------
Realty Group as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

     6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise
         ----------------------------------------------
indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

     6.5 Tenant's Lease Default. Notwithstanding any provision to the contrary
         ----------------------
contained in the Lease, if an event of default as described in Section 17.1 of the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Total Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Total Expansion Space, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

                                   EXHIBIT "B"

     6.6 Tenant's Agents. All of Tenant's agents, contractors, and
         ---------------
subcontractors performing work in, or in connection with, the Expansion Space (collectively as "Tenant's Agents"), shall be subject to Landlord's reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Building or if required by law or any agreement to which Landlord is bound, shall be union labor.

     6.7 Insurance Requirements. All of Tenant's Agents shall carry liability
         ----------------------
and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 9.3 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord's contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Landlord. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

                                   EXHIBIT "B"
                                       -8-